As filed with the Securities and Exchange Commission on December 27, 2001
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SangStat Medical Corporation
(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

94-3076-069

(I.R.S. Employer Identification No.)

__________________________

6300 Dumbarton Circle
Fremont, California 94555
(510) 789-4300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stephen G. Dance
SangStat Medical Corporation
6300 Dumbarton Circle
Fremont, California 94555
(510) 789-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copy to:

Gregory C. Smith, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

__________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (1)(2)	Proposed maximum aggregate offering price (1)(2)(3)	Amount of registration fee
Common Stock, par value $0.001 per share
Preferred Stock, par value $0.001 per share
Senior Debt Securities
Subordinated Debt Securities
Warrants
Total			$100,000,000	$23,900

  An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $100,000,000 or the equivalent thereof in one or more currencies or, if any debt securities are issued at any original issuance discount, such greater amount as shall result in net proceeds of $100,000,000 to the registrant.
  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
  Includes consideration to be received by us for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

__________________________

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 27, 2001

PROSPECTUS

SANGSTAT MEDICAL CORPORATION

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

$100,000,000

This prospectus relates to common stock, preferred stock, debt securities and warrants for debt and equity securities which we may sell from time to time in one or more offerings up to an aggregate public offering price of $100,000,000. We will provide specific terms of these sales in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should consider carefully the risk factors beginning on page 4 of this prospectus before making a decision to purchase our securities.

On December 26, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $19.51 per share. Our common stock is listed on the Nasdaq National Market under the symbol "SANG".

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the SEC. Under this shelf process, we may sell common stock, preferred stock, debt securities and warrants for debt and equity securities from time to time in one or more offerings up to an aggregate public offering price of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings "Incorporation of Certain Information By Reference" and "Where You Can Find More Information."

SUMMARY

SangStat is a biotechnology company that discovers, develops and markets therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, we have been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. We are currently organized into one business segment - Pharmaceutical Products, which consists of five marketed products and three principal product candidates.

The following tables summarize our principal products and product candidates.
Marketed Product	Indications/Clinical Use	Marketing
Thymoglobulin/ Thymoglobuline

Prevention and treatment of acute organ rejection. Rejection refers to when the recipient's body rejects the new organ. Acute rejection is a rejection episode that is treatable and reversible. Thymoglobulin is also used to treat aplastic anemia, a disease in which stem cells disappear from bone marrow, and steroid resistant graft versus host disease, a condition in which the donated organ begins to reject the recipient's body and is resistant to the use of steroids.

We (or our distributors) currently market Thymoglobulin in 56 countries, though our revenues from Thymoglobulin come primarily from Europe and North America. Thymoglobulin is approved in the U.S. only for treatment of kidney transplant acute rejection episodes. We market and sell Thymoglobulin outside Europe and North America through distributors. We have a distribution agreement with Aventis for most countries outside of Europe and North America. We have also entered into distribution agreements with distributors in certain Asian countries.

Gengraf	Gengraf is normally taken daily over the lifetime of the organ recipient to prevent organ rejection.

Gengraf cyclosporine capsule, a product of Abbott Laboratories Inc., is a generic version of Neoral capsules, which is marketed by Novartis. SangStat and Abbott co-promote and distribute Gengraf in the U.S.

Lymphoglobuline	Prevention and treatment of acute organ rejection. Lymphoglobuline is also used to treat aplastic anemia and steroid resistant graft versus host disease.

We (or our distributors) market Lymphoglobuline in over 45 countries outside the U.S. Our sales force markets it in Europe and Canada. In other countries, we sell it through our distribution agreement with Aventis or through other distributors. Aventis Pharma markets it in Japan, where a high percentage of sales occur for treatment of aplastic anemia. We have no plans to seek approval for Lymphoglobuline in the U.S.

Celsior	Storage solution for organs after removal from the donor and before transplantation into the recipient.

Celsior is sold throughout Europe and was launched in the U.S. in September 1999. Celsior is cleared for marketing in the U.S. only in connection with cardiac transplantation. Outside of Europe and North America, we sell Celsior through our distribution agreement with Aventis or through other distributors.

SangCya Oral Solution (cyclosporine)	SangCya Oral Solution is normally taken daily over the lifetime of the organ recipient to prevent organ rejection.	We sell SangCya Oral Solution on a limited basis in Europe. SangCya Oral Solution, which is a generic version of Neoral oral solution, was withdrawn from the U.S. market in July 2000.

Product Candidate	Description And Potential Clinical Use
Cyclosporine Capsule

We have an exclusive license to a novel cyclosporine capsule formulation, which uses a patented technology, from TrisPharma, a small U.S. research and development company. We are conducting a small pilot study in healthy volunteers to demonstrate the new capsule's bioequivalence to Neoral cyclosporine capsules in water. We plan to file for marketing authorization in Europe in late 2002.

ABX-CBL

In August 2000, we entered into a global co-development, supply and license agreement for ABX-CBL with Abgenix under which we obtained an exclusive worldwide license for the marketing and sale of ABX-CBL. ABX-CBL is currently in a multi-center, randomized, and controlled Phase II/III study for the treatment of steroid resistant graft versus host disease. We received orphan drug designation for ABX-CBL for the treatment of steroid resistant graft versus host disease in November 2000.

RDP58

We are investigating the use of RDP58 for treatment of various autoimmune disorders, particularly diseases relating to inflammation occurring in the gut which can cause diarrhea and abdominal pain. RDP58 is currently in Phase II clinical trials in the U.K.

Prior to April 2001, we operated a second business segment - Transplantation Services, which consisted of The Transplant Pharmacy ®. The Transplant Pharmacy provided mail order distribution of drugs and transplant patient management services. We sold The Transplant Pharmacy to Chronimed Inc. in April 2001 for $1.8 million in cash. We subsequently recorded a net loss of $381,000 from the disposal of this discontinued operation. We retained the accounts receivable and inventory in this sale. As of September 30, 2001, we had approximately $84,000 in accounts receivable, net of reserves and $22,000 in inventory that we expect to convert to cash.

We have experienced significant operating losses since incorporation in 1988. As of September 30, 2001, our accumulated deficit was $187.4 million. Our operating expenses from continuing operations have increased from approximately $50.1 million to $74.0 million to $103.2 million over the three year period ended December 31, 2000, and were approximately $69.7 million for the nine months ended September 30, 2001. To date, our product revenues have been primarily derived from sales of Thymoglobulin, Lymphoglobuline, and Gengraf. Revenues from Thymoglobulin were 60% of 2000 total revenues from pharmaceutical products, and revenues from Lymphoglobuline were 12% of 2000 total revenues from pharmaceutical products. Revenues from Gengraf were 18% of 2000 total revenues from pharmaceutical products. Novartis has sued Abbott for patent infringement with respect to Gengraf. Should Novartis succeed in obtaining a preliminary or permanent injunction, this injunction may temporarily or permanently remove Gengraf from the market. SangCya Oral Solution and Celsior accounted for a relatively small percentage of our revenue in 2000. If we are unable to maintain or increase sales of our existing products, particularly Thymoglobulin, and develop and subsequently market our products in development, our business and operating revenue will be adversely affected.

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We are headquartered in Fremont, California. We maintain a strong European and U.S. presence, including direct sales and marketing forces in all major European markets and the U.S. and distributors throughout the rest of the world. We also own a manufacturing facility in Lyon, France, where we manufacture Thymoglobulin and Lymphoglobuline. Our principal executive offices are located at 6300 Dumbarton Circle, Fremont, California 94555, and our telephone number is (510) 789-4300. As used in this prospectus, the words "we," "us," "our" and "SangStat" refer to SangStat Medical Corporation, a Delaware corporation, and its wholly owned subsidiaries.

Thymoglobulin®, Thymoglobuline®, Lymphoglobuline®, Celsior®, SangCya® and SangStat® are our registered trademarks. Gengraf® is a registered trademark of Abbott Laboratories, Inc. Neoral® is a registered trademark of Novartis A.G.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus and in any other documents to which we refer you in this prospectus, before purchasing our securities. The risks and uncertainties described below are not the only ones we face.

We have a history of operating losses and our future profitability is uncertain. We were incorporated in 1988 and have experienced significant operating losses since that date. As of September 30, 2001, our accumulated deficit was $187.4 million. We have not yet had a profitable quarter. To become profitable and maintain profitability, we will have to increase revenues sufficiently to cover current operating losses and expected increases in development costs as we move our pipeline products through the development process to approval.

To date, our product revenues have been primarily derived from sales of Thymoglobulin, Lymphoglobuline, and Gengraf. Revenues from Thymoglobulin were 69% and 60% of 1999 and 2000 total revenues from pharmaceutical products, respectively. Revenues from Lymphoglobuline were 19% and 12% of 1999 and 2000 total revenues from pharmaceutical products, respectively. Combined revenues of Thymoglobulin and Lymphoglobuline were 66% of 1998 total revenues from pharmaceutical products. In addition, revenues from Gengraf were 18% of total revenues from pharmaceutical products in 2000, and revenues from SangCya Oral Solution were 16% of total revenues from pharmaceutical products in 1998 and were immaterial in 1999 and 2000.

Our expectations with respect to achieving positive cash flows and financial reporting profitability are subject to much risk and uncertainty. Even if we do achieve positive cash flows or financial reporting profitability, we may not be able to maintain or increase our positive cash flows or financial reporting profitability on a quarterly or annual basis. Our ability to achieve positive cash flows and financial reporting profitability will be significantly dependent upon our success in:

  maintaining and increasing revenue from Thymoglobulin, Lymphoglobuline and Gengraf, particularly Thymoglobulin;
  successfully commercializing our product candidates, especially ABX-CBL and RDP58;
  limiting our manufacturing and selling, general and administrative expenses; and
  controlling research and development expenses.

Fluctuations in quarterly and annual operating results may decrease our stock price. Our quarterly and annual operating results may fluctuate due to a variety of factors, and these fluctuations may not match the expectations of investors and any securities analysts. This could cause the trading price of our common stock to decline. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock. Our operating losses have been substantial each year since inception. We also expect our operating results to fluctuate significantly as a result of a number of factors, including:

  the uncertainty in the timing and the amount of revenue we earn upon product sales;
  our achievement of research and development milestones;
  expenses we incur for product development, clinical trials and marketing and sales activities;
  the introduction of new products by our competition;
  regulatory actions;
  market acceptance of our products;
  manufacturing capabilities;
  cost of litigation; and
  third-party reimbursement policies.

Fluctuations in our operating results have affected our stock price in the past and are likely to continue to do so in the future. In particular, the realization of any of the risks described in this filing could have a significant and adverse impact on the market price for our stock.

We may need to raise additional funds within the next 12 months and may not be able to secure adequate funds on terms acceptable to us. Within the next twelve months, we may need to raise additional funds through financing and collaborative research and development arrangements with corporate partners. We may not be able to raise funds on favorable terms, if at all, and our discussions with potential collaborative partners may not result in any agreements. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain technologies, product candidates or products that we would not otherwise relinquish. To raise funds, we may also be required to sell shares of our common stock, which may be at prices below the price at which you may have purchased shares. Such sales would also cause a dilution of your percent ownership of SangStat.

Our future growth depends on sales of key products. We expect to derive most of our future revenues from sales of Thymoglobulin, Lymphoglobuline, and Gengraf. We have limited experience selling our products in the U.S. Our sales of Thymoglobulin began in the U.S. in February 1999. We began distributing Gengraf in May 2000. We are marketing Gengraf in the U.S. under a co-promotion agreement with Abbott Laboratories. Abbott may not effectively market Gengraf, and its failure to do so may adversely impact sales of these products.

Because we expect Thymoglobulin, Lymphoglobuline and Gengraf to be key revenue-generating products, any factor decreasing sales of these products, particularly Thymoglobulin, would harm our financial results. In addition, a delay in regulatory approval of our cyclosporine capsule product would harm our future financial results. The following factors could harm the sale or approval of these products:

  the timing of regulatory approval and market entry relative to competitive products;
  the availability of alternative therapies;
  perceived clinical benefits and risks;
  competitive changes;
  regulatory issues;
  ease of use;
  changes in the prescribing practices of transplant physicians;
  the availability of third-party reimbursement; or
  product liability claims.

In particular, with respect to Thymoglobulin, the following factors may decrease sales:

  the price of our products relative to alternative therapies;
  manufacturing or supply interruptions; or
  competitive pressures from Novartis and Roche.

With respect to Gengraf and our generic cyclosporine capsules, the following factors may decrease revenue:

  perceptions of both patients and physicians regarding use of a generic version of a critical, life-saving therapeutic;
  perception of bioequivalence;
  number of contracts with managed care providers and group purchasing organizations;
  pricing pressure from other generic competitors;
  intense competitive pressure from Novartis; and
  Novartis's litigation with Abbott.

We may not be able to manufacture or obtain sufficient quantities of our products, which could lead to product shortages and harm our business. Our manufacturing facility in Lyon must meet FDA standards of Good Manufacturing Practices and other regulatory guidelines. The FDA and other regulatory authorities inspect our manufacturing facility to ensure that it meets regulatory standards. We expect the FDA to inspect our Lyon facility again as part of its regular inspection process. That inspection was scheduled for October 2001 but the FDA notified us that the inspection would be delayed at least until February 2002. In addition, the Canadian Bureau of Biologics has scheduled an inspection of the Lyon facility for early February 2002. If the FDA or Canadian authority believes that we are not complying with its guidelines, it can issue a warning letter or prevent the import of Thymoglobulin into the U.S. or Canada, which would reduce our revenues. In addition, Thymoglobulin and Lymphoglobuline are biological products, which are more difficult to manufacture than chemical compounds. We acquired the IMTIX division of Aventis in 1998, including certain manufacturing capabilities with respect to Thymoglobulin and Lymphoglobuline. Before the acquisition, certain batches of Thymoglobulin did not meet manufacturing specifications, resulting in a shortage of Thymoglobulin for commercial sale. We still rely on Aventis for certain important manufacturing services, including quality assurance, quality control, and lyophilization, a step in the manufacturing process which involves removing the water from the product, similar to freeze-drying. Aventis may not continue to effectively and continuously provide us these critical manufacturing services. In addition, we may have difficulties manufacturing Thymoglobulin or Lymphoglobuline in the future that may impair our ability to deliver products to our customers, which could reduce our revenues.

Although we use our own facilities to manufacture Thymoglobulin and Lymphoglobuline, we rely on third parties to supply us with raw materials. These third parties may stop supplying us with the materials we need at any time, and we may have to find new suppliers. We have nine suppliers of rabbit serum used for the manufacturing of Thymoglobulin, but recently had a dispute with two of these suppliers. IFFA CREDO and Elevage Scientifique des Dombes, two affiliated suppliers, sued our French subsidiary, IMTIX-SangStat SAS, for breach of contract after we reduced our orders of rabbit serum from them. As a result of a court ruling against us in this lawsuit, IMTIX-SangStat recorded a charge to other expense - net of $3,250,000 in the quarter ended March 31, 2001 which, combined with reserves recorded in fiscal 2000, fully provide for the court award of $3,600,000. Although we believe the ruling was in error and have appealed the decision, we may lose this appeal.

Government regulation imposes significant costs and restrictions on the development and commercialization of our products, and we may not obtain regulatory approvals for our products. Our research, preclinical development, clinical trials, manufacturing, marketing and distribution of our products in the U.S. and other countries are subject to extensive regulation by numerous governmental authorities including, but not limited to, the FDA. In order to obtain regulatory approval of a drug product, we must demonstrate to regulatory agencies, among other things, that the product is safe and effective for its intended uses and that the manufacturing facilities are in compliance with Good Manufacturing Practices requirements. The process of obtaining FDA and other required regulatory approvals is lengthy and will require the expenditure of substantial resources, and we do not know if we will obtain the necessary approvals for our product candidates. Further, for our approved products, the marketing, distribution and manufacture of our products remains subject to extensive regulatory requirements administered by the FDA and other regulatory bodies. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval, withdrawal of approvals and criminal prosecution of SangStat and our employees.

Our reliance on third parties for manufacturing may delay product approval or once approved, result in a product shortage, which would reduce our revenues. Except for Thymoglobulin and Lymphoglobuline, third parties manufacture all of our products and product candidates. We rely on Abbott and Gensia Sicor for the manufacture of Gengraf and SangCya Oral Solution. Fresenius Kabi France manufactures Celsior for us. There are three main risks associated with using third parties for manufacturing:

  The manufacturer may not pass a pre-approval inspection, or once approved, may not continue to manufacture to FDA's and other regulatory authorities' standards.
  The manufacturer may not deliver adequate supplies of a sufficiently high quality product in the time-line that we need to meet our clinical time-lines or to meet product demand.
  We may not be able to obtain commercial quantities of a product at an economically viable price.

In addition, we may not be able to enter into commercial scale manufacturing contracts on a timely or commercially reasonable basis, or at all, for our product candidates. Abgenix, from whom we have licensed ABX-CBL, has entered into and is responsible for maintaining the manufacturing agreement with Lonza Biologics PLC, the third party manufacturer of this product candidate. Similarly, we rely on Accucaps Industries Limited to supply us with cyclosporine capsules and UCB S.A. to supply us with bulk RDP58 for research purposes. For some of our potential products, we will need to develop our production technologies further for use on a larger scale to conduct human clinical trials and produce such products for sale at an acceptable cost.

If our manufacturers fail to perform their obligations effectively and on a timely basis, these failures may delay clinical development or submission of products for regulatory approval, or once a product is approved, result in product shortages, any of which would impair our competitive position either because of the delays or because of a loss of revenues. Additionally, because our manufacturers can only manufacture our products in facilities approved by the applicable regulatory authorities, we may not be able to replace our manufacturing capacity quickly or efficiently in the event that our manufacturers are unable to manufacture our products.

Significant movements in the foreign currency exchange rates may harm our financial results. Many of our foreign sales are invoiced in local currencies, creating receivables denominated in currencies other than the U.S. dollar, primarily in the Euro and the Japanese yen but also in the French franc and U.K. pound. The risk due to foreign currency fluctuations associated with these receivables is partially reduced by local payables denominated in the same currencies, and presently we do not consider it necessary to hedge these exposures. We may revise our hedging policy from time to time as our foreign operations change.

Two wholesalers account for a high percentage of our revenue and the failure to maintain or expand these relationships could harm our business. A substantial portion of demand for our products is from customers such as hospitals and pharmacies who purchase our products from wholesalers, including McKesson HBOC and Cardinal Health Inc. Approximately 15% and 13%, respectively, of total revenues in 2000 were derived from sales to customers who place orders through these wholesalers. We expect that we will continue to derive a substantial portion of our revenue from McKesson HBOC and Cardinal Health for the foreseeable future. Difficulties in collecting from these wholesalers could harm our financial results. No other customer accounts for more than 10% of revenues.

A change in marketing strategy and a delay in product approval have created excess perishable inventories that may result in significant reductions in our future gross margins. We have significant amounts of bulk cyclosporine active ingredient inventory that we are not using to manufacture finished product in the amount anticipated. This inventory was originally purchased for use in cyclosporine finished products to be sold in the U.S. and Europe. However, since we are now distributing Gengraf in the U.S. and we have withdrawn SangCya Oral Solution from the U.S. market, we are dependent on the European market to use this inventory. We recalled SangCya Oral Solution from the U.S. in July 2000 in response to a study in healthy volunteers that identified that SangCya is not bioequivalent to Neoral oral solution when mixed with apple juice as recommended in its labeling. In addition, since our CycloTech product is only intended for use with the SangCya Oral Solution, we have discontinued the distribution of CycloTech in the U.S. Although we plan to obtain marketing approval for a cyclosporine capsule product in Europe, the inherent uncertainty of the approval process makes it very difficult to forecast a launch date for this product. We currently expect to file for marketing approval of a cyclosporine capsule product in a European country in late 2002. If the approval and product launch are delayed, we may not be able to convert all the inventory into finished product and sell it before its expiration date. As a result, we could write off portions of our bulk active ingredient in the future, which could significantly reduce the gross margin reported for that future period.

If we do not develop and market new products, our business will be harmed. To achieve profitable operations, we must successfully develop, obtain regulatory approval for, manufacture, introduce and market new products and product candidates. We may not be able to successfully do this. Our product candidates will require extensive development and testing, as well as regulatory approval before marketing to the public. Our cyclosporine capsule product candidate in Europe has been delayed and we do not anticipate filing for approval of a cyclosporine capsule product in Europe until late 2002. In addition, cost overruns and product approval delays could occur due to the following:

  unanticipated regulatory delays or demands;
  unexpected adverse side effects; or
  insufficient therapeutic efficacy.

These events would prevent or substantially slow down the development effort and ultimately would harm our business. Furthermore, there can be no assurance that our product candidates under development will be safe, effective or capable of being manufactured in commercial quantities at an economical cost, or that our products will not infringe the proprietary rights of others or will be accepted in the marketplace.

If our preclinical and clinical testing of potential products are unsuccessful, our business will be harmed. Before obtaining regulatory approvals for the sale of any of our product candidates, we must subject these candidates to extensive preclinical and clinical testing to establish their safety and efficacy. If these tests are unsuccessful, we will be unable to commercialize these products. Interim results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. Pre-clinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to perform data collection and analysis and, as a result, we may face additional delaying factors outside our control. Our product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products will be harmed.

The rate of completion of clinical trials depends, in part, on the enrollment of patients, which in turn depends on many factors such as the size of the patient population, the proximity of target patients to clinical sites, the eligibility criteria for the trial, the trial design, perceived risks and benefits, availability of the study drug and the existence of competitive experimental or approved therapies. Any delay in planned patient enrollment in our current or future clinical trials may result in increased costs, trial delays or both.

Our business exposes us to the risk of product liability claims for which we may not be adequately insured. We face an inherent business risk of exposure to product liability claims in the event that the use of our products results in adverse effects during research, clinical development or commercial use. Our product liability insurance coverage is currently limited to $25 million, which may not be adequate to cover potential liability exposures. In addition, adequate insurance coverage may not be available in the future at an acceptable cost, if at all, and a product liability claim could harm our results of operations.

We may be unable to attract or retain key personnel. Our ability to develop our business depends in part upon our attracting and retaining qualified management and scientific personnel. As the number of qualified personnel is limited, competition for such personnel is intense. We may not be able to continue to attract or retain such people on acceptable terms, given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and nonprofit research institutions. The loss of our key personnel or the failure to recruit additional key personnel could significantly impede attainment of our objectives and harm our financial condition and results of operations.

Our litigation with Novartis may be resolved adversely and could be a drain on time and resources. While we have settled our patent litigation with Novartis regarding SangCya Oral Solution, we are involved in litigation with Novartis in the U.S., Italy and the U.K., which could potentially harm sales of Gengraf in the U.S. (due to the U.S. regulatory litigation which would impact the labeling for all generic cyclosporine products), and SangCya Oral Solution and our cyclosporine capsule product candidates in Europe. The course of litigation is inherently uncertain, and we may not achieve a favorable outcome. The litigation, whether or not resolved favorably to us, is likely to be expensive, lengthy and time consuming, and divert management's attention.

Novartis' patent lawsuit against Abbott with respect to Gengraf may be resolved adversely. Novartis sued Abbott in August 2000 claiming that Gengraf infringes certain Novartis patents. The trial is scheduled for February 20, 2002. Novartis' complaint includes a plea for injunctive relief to prevent the sale of Gengraf in the U.S. The course of litigation is inherently uncertain: Novartis may choose to name us in this suit, Abbott may not prevail, or Abbott may choose to settle on terms adverse to our interests. If Novartis names us in this suit, we may incur expenses before reimbursement, if any, by Abbott who is obligated under our agreement to indemnify us against such suits. Should Novartis succeed in obtaining a preliminary or permanent injunction, this injunction may temporarily or permanently remove Gengraf from the market. If Abbott or we were forced to remove Gengraf from the market before our co-promotion agreement with Abbott expires on December 31, 2004, our revenues would decrease materially.

Failure to protect our intellectual property will harm our competitive position. Our success depends in part on our ability to obtain and enforce patent protection for our products and to preserve our trade secrets. We hold patents and pending patent applications in the U.S. and abroad. Some of our patents involve specific claims and thus do not provide broad coverage. Our patent applications or any claims of these patent applications may not be allowed, valid or enforceable. These patents or claims of these patents may not provide us with competitive advantages for our products. Our competitors may successfully challenge or circumvent our issued patents and any patents issued under our pending patent applications. Further, although we received orphan drug designation for Thymoglobulin for treatment of Myelodysplastic Syndrome, also known as pre-leukemia, we do not have patents on Thymoglobulin or Lymphoglobuline. Therefore, we are primarily dependent upon our trade secrets for these products. We have not conducted extensive patent and prior art searches with respect to our product candidates and technologies, and we do not know if third-party patents or patent applications exist or have been filed in the U.S., Europe or other countries. This would have an adverse effect on our ability to market our products. We do not know if claims in our patent applications would be allowed, be valid or enforceable, or that any of our products would not infringe on others' patents or proprietary rights in the U.S. or abroad. We also have patent licenses from third parties whose patents and patent applications are subject to the same risks as ours.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees and consultants. Our employees and/or consultants, however, may breach these agreements. We may not have adequate remedies for any such breach. In addition, our trade secrets may be independently developed or misappropriated by competitors, which would harm our business and operating results.

We have registered or applied for trademark registration of the names of all of our marketed products and plan to register the names of our products under development once we select a name for the product candidate. We have registered or applied for trademark registration of the names of most of our products under development or commercialized for research and development use. However, we may fail to obtain these trademark registrations or our competitors may challenge them.

We face substantial competition. The drugs we develop compete with existing and new drugs being created by pharmaceutical, biopharmaceutical, biotechnology companies and universities. Many of these entities have significantly greater research and development capabilities, as well as substantial marketing, manufacturing, financial and managerial resources and represent significant competition. The principal factors upon which our products compete are product utility, therapeutic benefits, ease of use, effectiveness, marketing, distribution and price. With respect to our products, we are competing against large companies that have significantly greater financial resources and established marketing and distribution channels for competing products.

The drug industry is intensely price competitive and we expect we will face this and other forms of competition. Developments by others may render our products or technologies obsolete or noncompetitive, and we may not be able to keep pace with technological developments. Many of our competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for products that compete with our own. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect than our products and may be more effective, more convenient or less costly. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical trials of pharmaceutical products, obtaining regulatory approvals of such products and manufacturing them. Accordingly, our competitors may succeed in commercializing products more rapidly than we can.

Other treatments for the problems associated with transplantation that our products seek to address are currently available and under development. To the extent these products address the problems associated with transplantation on which we have focused, they may represent significant competition.

 Competitive products with respect to our key products include the following:
Our Products	Competitive Products	Competitor
Thymoglobulin/Lymphoglobuline	Orthoclone OKT® 3	Ortho Biotech
	ATGAM®	Pharmacia & Upjohn Inc.
	Simulect®	Novartis A.G.
	Zenapax®	F. Hoffmann La-Roche Ltd.
Gengraf, SangCya Oral Solution, & cyclosporine capsules	Neoral Sandimmune Prograf® Rapamune Generic cyclosporine capsule Generic cyclosporine capsule	Novartis A.G. Novartis A.G. Fujisawa Pharmaceutical Co. Ltd. American Home Products (AHP) Eon Labs Sidmak

Competitive products with respect to our product candidates include the following:
Our Product Candidates	Competitive Products	Competitor
ABX-CBL	MEDI-507 Nuvion (HuM291)	Medimmune/BioTransplant Protein Design Labs

RDP58	Enbrel® Remicade®	Immunex - AHP Johnson & Johnson

We depend on collaborative relationships and any failure by our strategic partners to perform may harm our competitive position.We have several strategic relationships for the development and distribution of our products. In particular, we have entered into a multi-year co-promotion, distribution and research agreement for Gengraf in the U.S. with Abbott. We are dependent upon Abbott for certain regulatory, manufacturing, marketing, and sales activities under the agreement. Abbott may not perform satisfactorily and any such failure may impair our ability to deliver products on a timely basis, or otherwise impair our competitive position, which would harm our business. We have also entered into a Co-Development, Supply and License Agreement with Abgenix, Inc. with respect to the development, marketing and sale of ABX-CBL. We are dependent upon Abgenix for certain development and manufacturing activities under the agreement. Abgenix may not perform satisfactorily and any such failure may delay regulatory approval, product launch, impair our ability to deliver products on a timely basis, or otherwise impair our competitive position, which would harm our business. We may enter into additional collaborative relationships with corporate and other partners to develop and commercialize certain of our potential products. We may not be able to negotiate acceptable collaborative arrangements in the future, or such collaborations may not be available to us on acceptable terms or, if established, be scientifically or commercially successful.

Our stock price as well as the stock prices for competitors in our industry has historically been volatile. The market prices for securities of pharmaceutical and biotechnology companies, including ours, are highly volatile. For example, during 2000, the price of our common stock ranged from $6.50 to $48.00 per share. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price for our common stock may fluctuate as a result of factors such as:

  announcements of new therapeutic products by us or our competitors;
  announcements regarding collaborative agreements;
  governmental regulations;
  our clinical trial results or clinical trial results from our competitors;
  developments in patent or other proprietary rights;
  public concern as to the safety of drugs developed by us or others;
  comments made by securities analysts; and
  general market conditions.

Adverse economic conditions could affect our customers. A recession or other downturn in the U.S. or other regional economy could adversely affect our customers, including wholesalers, which could reduce our sales or make it more difficult to collect payments from them on a timely basis. Terrorist attacks in New York, Washington, D.C. and Pennsylvania in September of 2001 have disrupted commerce throughout the U.S. and Europe. The continued threat of terrorism within the U.S. and Europe and any ongoing military action and heightened security measures in response to this threat may cause significant disruption to commerce throughout the world. To the extent that this disruption results in delays or cancellations of orders, a general decrease in spending on pharmaceutical products or our inability to effectively market and ship our products, our business and results of operations could be harmed. In particular, our Thymoglobulin and Lymphoglobuline products are perishable and require express shipping, which may be curtailed or delayed because of security restrictions and border inspections. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term adverse effect on our business, results of operations or financial condition.

The uncertainty of pharmaceutical pricing and reimbursement may decrease the commercial potential of our products. Our ability to successfully commercialize our products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. The pricing, availability of distribution channels and reimbursement status of newly approved healthcare products is highly uncertain. Health care providers may purchase Thymoglobulin for off-label use (that is, a use not specifically approved by the FDA or similar authority for other countries). Actions by the FDA or other authority to prevent off-label use or a decision by third party payors not to pay for off-label use would adversely affect sales. As a result, adequate third-party coverage may not be available for us to maintain price levels sufficient for realization of an appropriate return on our investment in product development. In certain foreign markets, pricing or profitability of healthcare products is subject to government control. In the U.S., there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. In addition, an increasing emphasis on managed care in the U.S. has and will continue to increase the pressure on pharmaceutical pricing. While we cannot predict the adoption of any such legislative or regulatory proposals or the effect such proposals or managed care efforts may have on our business, the announcement of such proposals or efforts could harm our ability to raise capital, and the adoption of such proposals or efforts could harm our results of operations. Further, to the extent that such proposals or efforts harm other pharmaceutical companies that are our prospective corporate partners, this may reduce our ability to establish corporate collaborations. In addition, third-party payers are increasingly challenging the prices charged for medical products and services. We do not know whether consumers, third-party payers and others will consider our products and product candidates, if approved, cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive basis.

Our use of hazardous materials could result in unexpected costs or liabilities. In connection with our research and development activities and operations, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. As a result, we may incur significant costs to comply with environmental and health and safety regulations. Our research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and infectious biological specimens. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our ability to pay.

Anti-takeover provisions could limit our share price and delay or deter a change in management. Certain provisions of our Certificate of Incorporation and Bylaws contain provisions that could significantly impede the ability of the holders of our common stock to change management or delay or make it more difficult or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. These provisions could limit or adversely affect the price that investors might be willing to pay in the future for shares of our common stock. These provisions, among other things:

  limit the right of stockholders to call special meetings of stockholders;
  limit the right of stockholders to present proposals, nominate directors for election or otherwise raise matters at annual meetings of stockholders without giving advance notice;
  eliminate the ability of stockholders to take action by written consent;
  prohibit cumulative voting in any election of directors, which may make it more difficult for a third party to gain control of our Board of Directors; and
  authorize our Board of Directors to issue up to five million shares of preferred stock in one or more series and to determine the price, rights, preferences, privileges, and restrictions of those shares without any further vote or action on the part of stockholders.

In addition, we have adopted a stockholder rights plan. Under this plan we may issue a dividend to stockholders who hold rights to acquire our shares or, under certain circumstances, an acquiring corporation, at less than half their fair market value. The plan could have the effect of delaying, deferring or preventing a change in control or management. The rights plan, if triggered, will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board of Directors.

Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control or management.

FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including those identified by the words "believes", "expects" and similar expressions. These forward-looking statements include, among others, statements regarding:

  potential outcomes of our and Abbott's litigation with Novartis;
  our plans for marketing a cyclosporine capsule in Europe;
  the anticipated conversion into cash of inventory and accounts receivable following the sale of our division known as The Transplant Pharmacy;
  anticipated expenditures and timing related to FDA and foreign approval of our products;
  potential results of clinical trials; and
  anticipated potential strategic collaborations with others.

These statements are subject to risks and uncertainties, including those set forth in the Risk Factors section, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this prospectus are made as of the date hereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ except as required by the Securities Exchange Act of 1934, as amended.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for repayment of existing indebtedness and general corporate purposes. In addition, we may use a portion of any net proceeds to acquire complementary products, product candidates or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation and Bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the Securities and Exchange Commission for each series of preferred stock we may designate, if any.

We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Common Stock

Under our Certificate of Incorporation we may issue up to thirty-five million (35,000,000) shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of SangStat, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the Nasdaq National Market under the symbol "SANG." The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., 150 Royall Street, Canton, MA 02021.

Preferred Stock

Under our Certificate of Incorporation we may issue up to five million (5,000,000) shares of preferred stock. No shares of preferred stock or options to purchase preferred stock are currently outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SangStat without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

  the number of shares in the series of preferred stock;
  the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;
  the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;
  the voting rights of that series of preferred stock, if any;
  any conversion provisions applicable to that series of preferred stock;
  any redemption or sinking fund provisions applicable to that series of preferred stock;
  the liquidation preference per share of that series of preferred stock, if any; and
  the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

The following description of the debt securities we may offer, together with the additional information included in any prospectus supplement, describes the material terms and conditions of this type of security but is not complete. For a more detailed description of the terms of the debt securities, please refer to the indenture between SangStat and a trustee to be selected, relating to the issuance of the senior notes, and the indenture between SangStat and a trustee to be selected, relating to issuance of the subordinated notes. We have filed or will file those documents with the SEC as exhibits to the registration statement of which this prospectus is a part.

We will describe in a prospectus supplement the specific terms of any debt securities we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such debt securities may differ from the terms described below.

The senior notes will be issued under one or more senior indentures to be entered into between SangStat and the trustee named in the senior indenture. The subordinated notes will be issued under one or more subordinated indentures to be entered into between SangStat and the trustee named in the subordinated indenture. As used herein, the term "indentures" refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. As used herein, the term "trustee" refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of certain material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indentures applicable to a particular series of debt securities, including the definitions therein of certain terms. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

Each prospectus supplement will describe the following terms relating to each series of notes that we may issue:

  the title;
  whether the notes are senior debt securities or subordinated debt securities and the terms of subordination;
  any limit on the amount that may be issued;
  whether or not such series of notes will be issued in global form, the terms and who the depositary will be;
  the maturity date(s);
  the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s) or the method for determining such date(s);
  the place(s) where payments shall be payable;
  SangStat's right, if any, to defer payment of interest and the maximum length of any such deferral period;
  the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed at SangStat's option, and other related terms and provisions;
  the date(s), if any, on which, and the price(s) at which SangStat is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, such series of notes and other related terms and provisions;
  the denominations in which such series of notes will be issued, if other than denominations of $1,000 and any integral multiple thereof;
  any addition to, or modification or deletion of, any event of default or any covenant of SangStat specified in the applicable indenture with respect to such series of notes;
  terms and conditions, if any, pursuant to which such series of notes are secured; and
  any other terms.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

  is issued at a price lower than the amount payable upon its stated maturity; and
  provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

U.S. federal income tax considerations applicable to debt securities sold at an original issue discount security will be described in the applicable prospectus supplement. In addition, U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Under the indentures, SangStat will have the ability, in addition to the ability to issue debt securities, with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us. All such debt securities including those issued pursuant to such reopening shall vote together as a single class.

Conversion or Exchange Rights

The terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of SangStat will be set forth in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of SangStat, and may include provisions pursuant to which the number of shares of common stock or other securities of SangStat to be received by the holders of such series of notes would be subject to adjustment.

Consolidation, Merger or Sale

Unless otherwise noted in a prospectus supplement, the indentures will not contain any covenant which restricts the ability of SangStat to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquirer of such assets must assume all of the obligations of SangStat under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following will be events of default under the indentures with respect to any series of notes issued:

  failure to pay interest when due and such failure continues for thirty (30) days and the time for payment has not been extended or deferred;
  failure to pay the principal (or premium, if any) when due;
  failure to observe or perform any other covenant contained in the applicable series of notes or the indentures (other than a covenant specifically relating to another series of notes), and such failure continues for ninety (90) days after SangStat receives notice from the trustee or holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series;
  if the series of notes is convertible into shares of common stock or other securities of SangStat, failure by SangStat to deliver common stock or the other securities when the holder or holders of such securities elect to convert the debt securities into shares of common stock or other securities of SangStat; and
  certain events of bankruptcy, insolvency or reorganization of SangStat.

The supplemental indenture or the form of note for a particular series of notes may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of notes, see the prospectus supplement relating to such series.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series, by notice in writing to SangStat (and to the debenture trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest (unless such default or event of default has been cured in accordance with the indenture).

Any such waiver shall cure such default or event of default.

Subject to the terms of the indentures (as supplemented), if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

  it is not in conflict with any law or the applicable indenture;
  the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and
  subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies if:

  the holder has given written notice to the trustee of a continuing event of default with respect to that series;
  the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and
  the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within sixty (60) days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if SangStat defaults in the payment of the principal, premium, if any, or interest on, the notes.

SangStat will periodically file statements with the trustee regarding its compliance with certain of the covenants in the indentures.

Modification of Indenture; Waiver

SangStat and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

  to cure any ambiguity, defect or inconsistency in such indenture;
  to change anything that does not materially adversely affect the interests of any holder of notes of any series;
  to provide for the assumption by a successor person or the acquirer of all or substantially all of the assets of SangStat of the obligations of SangStat under such indenture;
  to add to the covenants of SangStat for the benefit of holders of notes of any series or to surrender any right or power conferred upon SangStat; and
  to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

In addition, under the indentures, the rights of holders of a series of notes may be changed by SangStat and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding notes affected:

  changing the fixed maturity of such series of notes; or
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such notes.

In addition, any reduction in the percentage of principal amount of notes, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture will require the affirmative consent of at least the percentage of notes which would originally have been required to make such consent, modification or waiver effective.

Form, Exchange and Transfer

The notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by SangStat and identified in a prospectus supplement with respect to such series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by SangStat or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by SangStat for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but SangStat may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by SangStat for any notes will be named in the applicable prospectus supplement. SangStat may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that SangStat will be required to maintain a transfer agent in each place of payment for the notes of each series.

If the notes of any series are to be redeemed, SangStat will not be required to:

  issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business fifteen (15) days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or
  register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically set forth in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by SangStat, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as SangStat's sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by SangStat for the notes of a particular series will be named in the applicable prospectus supplement. SangStat will be required to maintain a paying agent in each place of payment for the notes of a particular series.

All moneys paid by SangStat to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to SangStat, and the holder of the security thereafter may look only to SangStat for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of SangStat's other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which SangStat may issue, nor does it limit SangStat from issuing any other secured or unsecured debt.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

  the title of the warrants;
  the aggregate number of the warrants;
  the price or prices at which the warrants will be issued;
  the currencies in which the price or prices of the warrants may be payable;
  the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;
  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;
  if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;
  the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;
  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
  the minimum or maximum amount of the warrants which may be exercised at any one time;
  information with respect to book-entry procedures, if any;
  a discussion of any federal income tax considerations; and
  any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to SangStat, any underwriting discounts and other items constituting underwriters' compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by SangStat for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

VALIDITY OF SECURITIES

The validity of the common stock, preferred stock, debt securities and warrants to purchase debt or equity securities offered pursuant to this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, counsel to SangStat Medical Corporation.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference from our Annual Report on Form 10-K for year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. The documents we incorporate by reference into this prospectus are:

      Our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2000;
      Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;
      Our Current Reports on Form 8-K filed January 8, 2001, February 27, 2001, April 5, 2001, April 23, 2001, May 2, 2001, May 4, 2001, June 21, 2001, July 10, 2001, July 13, 2001, September 27, 2001, October 9, 2001 and October 22, 2001;
      The description of our common stock contained in our registration statement on Form 8-B filed with the SEC on December 4, 1995; and
      Our Registration Statement on Form 8-A filed with the SEC on August 25, 1995, as amended by Amendment No. 1 to Form 8-A filed with the SEC on October 9, 2001.

We will furnish to you without charge, upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents you should contact SangStat Medical Corporation, 6300 Dumbarton Circle, Fremont, CA 94555 (telephone number (510) 789-4300), Attention: Adrian Arima, Vice President and Associate General Counsel.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we must file reports and other information with the Securities and Exchange Commission. All reports and other information, filed with the SEC are available to you over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any documents we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for more information about the SEC's public reference facilities. You also may find information about us at our website, http://www.sangstat.com.

TABLE OF CONTENTS

Prospectus

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the offerings described in this registration statement. In addition to the costs and expenses set forth below, we will pay any selling commissions and brokerage fees and any applicable taxes and fees and disbursements ("Sales Fees") with respect to securities registered by this prospectus which we may sell, but these fees cannot be predicted with any certainty at this time due to the uncertainty as to the number of such securities. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee	$23,900
Legal fees and expenses	150,000
Accounting fees and expenses	100,000
Financial printers fees and expenses	100,000
Miscellaneous expenses	50,000
Total	$423,900

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Certificate of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into Indemnification Agreements with our directors and officers. We also have purchased and maintained insurance for our officers, directors, employees or agents against liabilities that an officer, a director, an employee or an agent may incur in his or her capacity as such.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Equity Underwriting Agreement*
1.2	Form of Debt Underwriting Agreement*
4.1

Provisions of our Certificate of Incorporation, dated as of June 2, 1995, that define the rights of securityholders (incorporated by reference to our registration statement on Form 8-B filed with the SEC on December 4, 1995, to which these provisions were attached as an exhibit).

4.2

Provisions of our Certificate of Designation for the Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on August 16, 1995 (incorporated by reference to our Current Report on Form 8-K filed with the SEC on August 14, 1995, to which these provisions were attached as an exhibit).

4.3

Provisions of our Second Amended and Restated Bylaws that define the rights of securityholders (incorporated by reference to Exhibit 3.5 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

4.4

Securities Purchase Agreement, dated as of June 20, 2001, among us and Narragansett I. LP, Narragansett Offshore, Ltd., Royal Bank of Canada, S.A.C. Capital Associates, LLC, and Société Générale (incorporated by reference to Exhibit 10.39 to our Current Report on Form 8-K, dated as of June 21, 2001).

4.5

Registration Rights Agreement, dated as of June 20, 2001, among us, Narragansett I. LP, Narragansett Offshore, Ltd., Royal Bank of Canada, and S.A.C. Capital Associates, LLC , and Société Générale (incorporated by reference to Exhibit 10.40 to our Current Report on Form 8-K, dated as of June 21, 2001).

4.6	Form of Senior Indenture
4.7	Form of Subordinated Indenture
4.8	Form of Senior Note*
4.9	Form of Subordinated Note*
4.10	Form of Certificate of Designation for the preferred stock (together with preferred stock certificate)*
4.11	Form of Warrant Agreement (together with form of Warrant Certificate)*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
23.1	Independent Auditors' Consent.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page herein).
25.1	Form T-l Statement of Eligibility of Trustee for Senior Indenture under Trust Indenture Act of 1939*
25.2	Form T-l Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939*

______________

* To be filed by amendment, by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 17. Undertakings

We hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

We hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

We hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SangStat Medical Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California, on December 27, 2001.

SangStat Medical Corporation By: /s/ Stephen G. Dance Name: Stephen G. Dance Title: Senior Vice President, Finance

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jean-Jacques Bienaimé and Stephen G. Dance, and each of them individually (with full power to each of them to act alone), as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the SEC in connection with the registration of these securities of the registrant, including to sign this registration statement and any and all amendments (including post-effective amendments) thereto, and to file such registration statement and any and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of December 27, 2001.
Signature	Title
/s/ Jean-Jacques Bienaimé Jean-Jacques Bienaimé	Chairman of the Board of Directors, Chief Executive Officer, Director
/s/ Stephen G. Dance Stephen G. Dance, CPA, FCA	Senior Vice President, Finance (Principal Accounting Officer)
/s/ Fredric J. Feldman Fredric J. Feldman, Ph.D.	Director
/s/ Richard D. Murdock Richard D. Murdock	Director
/s/ Andrew Perlman Andrew Perlman, M.D., Ph.D.	Director
/s/ Vincent Worms Vincent Worms	Director
/s/ Nicholas J. Simon III Nicholas J. Simon III	Director

Index to the Exhibits
Exhibit Number	Description of Exhibit
1.1	Form of Equity Underwriting Agreement*
1.2	Form of Debt Underwriting Agreement*
4.1

Provisions of our Certificate of Incorporation, dated as of June 2, 1995, that define the rights of securityholders (incorporated by reference to our registration statement on Form 8-B filed with the SEC on December 4, 1995, to which these provisions were attached as an exhibit).

4.2

Provisions of our Certificate of Designation for the Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on August 16, 1995 (incorporated by reference to our Current Report on Form 8-K filed with the SEC on August 14, 1995, to which these provisions were attached as an exhibit).

4.3

Provisions of our Second Amended and Restated Bylaws that define the rights of securityholders (incorporated by reference to Exhibit 3.5 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

4.4

Securities Purchase Agreement, dated as of June 20, 2001, among us and Narragansett I. LP, Narragansett Offshore, Ltd., Royal Bank of Canada, S.A.C. Capital Associates, LLC, and Société Générale (incorporated by reference to Exhibit 10.39 to our Current Report on Form 8-K, dated as of June 21, 2001).

4.5

Registration Rights Agreement, dated as of June 20, 2001, among us, Narragansett I. LP, Narragansett Offshore, Ltd., Royal Bank of Canada, and S.A.C. Capital Associates, LLC , and Société Générale (incorporated by reference to Exhibit 10.40 to our Current Report on Form 8-K, dated as of June 21, 2001).

4.6	Form of Senior Indenture
4.7	Form of Subordinated Indenture
4.8	Form of Senior Note*
4.9	Form of Subordinated Note*
4.10	Form of Certificate of Designation for the preferred stock (together with preferred stock certificate)*
4.11	Form of Warrant Agreement (together with form of Warrant Certificate)*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
23.1	Independent Auditors' Consent.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page herein).
25.1	Form T-l Statement of Eligibility of Trustee for Senior Indenture under Trust Indenture Act of 1939*
25.2	Form T-l Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939*

______________

* To be filed by amendment, by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.